UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

P.F. Chang’s China Bistro, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 E. Pinnacle Peak Road, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 888-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

P.F. Chang’s China Bistro, Inc. (the “Company”) today announced that Co-Chief Executive Officer Robert T. Vivian will retire from the Company at the end of fiscal 2011.

Over the course of 2011, Richard L. Federico, Co-Chief Executive Officer, will assume responsibility for the Development team in addition to his current oversight of Operations, Marketing and People Services. Mark D. Mumford, Chief Financial Officer, will assume responsibility for the Legal and Supply Chain Management teams in addition to his current oversight of Finance and Management Information Systems. As part of this transition and at his request, Mr. Vivian’s compensation will be adjusted to reflect his reduced responsibilities during fiscal 2011.

Mr. Vivian has served as Co-CEO of the Company since January 2009 and previously served as President of the Company since December 2000. Prior to December 2000, Mr. Vivian served as Chief Financial Officer since joining the Company in 1996.

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Unit Award Modification

Mr. Vivian’s performance unit award granted on February 16, 2009 has been modified such that the total value of the performance units will be subject to a maximum value of $9.00 per unit, a reduction from the previous maximum value of $12.50 per unit. All other terms remain the same as specified in the original award agreement.

The performance unit award modification is expected to result in lower share-based compensation expense during fiscal 2010 and fiscal 2011 than previously anticipated. The modification is not expected to have a material impact on the results of operations for either year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.F. Chang’s China Bistro, Inc.

Date: December 20, 2010
/s/ Mark D. Mumford

Mark D. Mumford Chief Financial Officer

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